Exhibit 99.1

NEWS RELEASE

Contact:	Trey Stolz
Director, Investor Relations
Basic Energy Services, Inc.
817-334-4100

BASIC ENERGY SERVICES ANNOUNCES DIVESTMENT AND CAPITAL REDEPLOYMENT PLAN

FORT WORTH, Texas - December 12, 2019 - Basic Energy Services, Inc. (OTCQX: BASX) (“Basic” or the “Company”) today announced a plan to divest of its pumping services assets (not inclusive of coiled tubing) in multiple transactions with expected proceeds of approximately $30 million to $45 million. Despite the recent repositioning and restructuring in the pumping business, activity and pricing remain difficult, inhibiting the potential for positive free cash flow in the near- to medium-term. This divestiture is designed to bolster the Company’s core remaining production-focused businesses of well servicing and water logistics. Furthermore, this non-core divestiture will fund the projected 2020 and 2021 capital budget of Agua Libre Midstream, the Company’s rapidly growing, high return-on-assets business.

Given current market conditions, the Company believes it is appropriate to pivot away from completion-centric pumping services and toward its core production businesses. Basic plans to complete all work currently in-process, after which the Company will cease its pumping and pumping-related services. Real estate and equipment are expected to be sold in multiple transactions during Q4 2019 and Q1 2020. Basic’s coiled tubing business remains highly complementary to its well servicing operations and is not expected to be impacted by these divestitures.

Roe Patterson, President and CEO, stated, “While the overall energy service market remains highly competitive, we continue to see high value potential in our Agua Libre Midstream subsidiary; this business continues to outperform in this very challenging market. With additional disposal barrels from 2019 growth capital expenditures, we expect the midstream business to contribute significantly to incremental margins in 2020. In order to focus our capital resources most effectively to benefit free cash flow, we made the decision to cease pumping operations and divest of all non-core equipment and real estate. Given current market conditions and appetite for pumping and ancillary equipment, we believe our plan limits execution risk and allows for greater proceeds than under a going-concern valuation and sale scenario.

“The decision to exit the pumping services market in no way reflects on the employees that make up our pumping services team. This team has aggressively cut costs and continued to win business in a highly competitive market. Unfortunately, these pumping business lines currently remain in a structurally-disadvantaged position, as they are our most capital-intensive businesses. These divestitures will also reduce our capital lease exposure and the Company’s total debt. The transaction will allow us to focus our efforts in the production-focused businesses in which we excel and generate higher returns on capital.

“Looking ahead to the first half of 2020, we do not expect the sale of our pumping assets to negatively impact EBITDA, reflecting just how difficult the market has become. Due to a lower-capital intensity asset base, we expect

Exhibit 99.1

our cash balance to be approximately $5 million higher, excluding proceeds from the pumping asset sales, at the end of the second quarter of 2020. Furthermore, in conjunction with this capital redeployment plan, we expect to immediately cut general and administrative expenses by approximately $14 million on an annualized basis, reaching an annual total company run-rate of approximately $100 million by the second quarter of 2020. Without a significant recovery in crude prices, we expect 2020 revenues in the Well Servicing segment and remaining Completions & Remedial Services segment (which includes coiled tubing, snubbing, and rental and fishing tools) to be flat compared to 2019, with our Water Logistics segment (which includes Agua Libre Midstream and fluid services) revenues to grow 5% to 10% year-over-year, with growth accelerating as our newer midstream projects come online with enhanced contribution margins for the segment.”
About Basic Energy Services

Basic Energy Services provides wellsite services essential to maintaining production from the oil and gas wells within its operating areas. The Company’s operations are managed regionally and are concentrated in major United States onshore oil-producing regions located in Texas, New Mexico, Oklahoma, Arkansas, Kansas, Louisiana, Wyoming, North Dakota, California and Colorado. Our operations are focused in liquids-rich basins that have historically exhibited strong drilling and production economics in recent years with a significant presence in the Permian Basin, Powder River Basin, and the Bakken, Eagle Ford, and Denver-Julesburg shales. We provide our services to a diverse group of over 2,000 oil and gas companies. Additional information is available on the Company’s website at www.basices.com.
Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and reflect Basic’s current views about future events. The words "believe," "estimate," "expect," "anticipate," "project," "intend," "seek," "could," "should," "may," "potential" and similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Although Basic believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions and estimates, certain risks and uncertainties could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release and the presentation. These risks and uncertainties include, without limitation, our ability to successfully execute, manage and integrate acquisitions, reductions in our customers’ capital budgets, our own capital budget, limitations on the availability of capital or higher costs of capital, volatility in commodity prices for crude oil and natural gas, the negative impacts of the delisting of the Company’s common stock from the NYSE and any impacts from the divestment of our pressure pumping assets. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Any forward-looking statement speaks only as of the date on which such statement is made and Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise, except as required by applicable law.